UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(C)

of the Securities Exchange Act Of 1934

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TERRESTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Information Statement, if Other Than the Registrant(s))

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TERRESTAR CORPORATION

12010 Sunset Hills Road, 9th Floor

Reston, VA 20190

May 20, 2008

Dear Stockholder:

The accompanying Information Statement is being transmitted to the stockholders of TerreStar Corporation, a Delaware corporation (“TerreStar,” the “Company,” “we” or “us”), in connection with the approval by written consents on February 6, 2008 and February 7, 2008 of the following corporate actions by the holders of a majority of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Shares”):

1.	the amendment of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), for the purpose of increasing the total number of Common Shares from 200,000,000 to 240,000,000 (the “Amendment”);

2.	the issuances of Common Shares and Series E Junior Participating Preferred Stock of the Company, par value $0.01 per share (the “Junior Preferred Shares”) (and Common Shares issuable upon conversion of such Junior Preferred Shares), upon the exchange of 6.5% Senior Exchangeable PIK Notes due 2014 that were issued on February 7, 2008 by TerreStar Networks Inc., a majority-owned subsidiary of the Company (the “Exchangeable Notes Transaction”); and

3.	the issuances of Common Shares and Junior Preferred Shares (and Common Shares issuable upon conversion of such Junior Preferred Shares) in connection with the acquisition by the Company of certain rights with respect to spectrum licenses (the “Spectrum Transactions”).

The Board of Directors approved the Amendment and declared it advisable. The Board of Directors believes that the Amendment, the Exchangeable Notes Transaction and the Spectrum Transactions are in the best interests of the Company and its stockholders.

Because the actions described above have been approved, we are required to provide you the accompanying Information Statement if you were a stockholder of record of Common Shares at the close of business on February 7, 2008. We are not asking you for a proxy, and you are requested not to send us a proxy. The accompanying Information Statement is for informational purposes only. However, we urge you to read the Information Statement in its entirety for a more complete description of the transactions referenced above and the actions taken by the Board of Directors and the majority of the holders of outstanding Common Shares.

None of the foregoing matters approved by the Board of Directors and the stockholders will take effect until 20 days after the Information Statement is first mailed or transmitted to the stockholders of record of Common Shares at the close of business on February 7, 2008.

/s/ Jeffrey W. Epstein
JEFFREY W. EPSTEIN
President and Secretary

TERRESTAR CORPORATION

12010 Sunset Hills Road, 9th Floor

Reston, VA 20190

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN

CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY, AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being mailed or transmitted on or about May 20, 2008 to all stockholders of record of TerreStar Corporation, a Delaware corporation (“TerreStar,” the “Company”, “we” or “us”), as of the close of business on February 7, 2008.

Following the approval by our Board of Directors of the matters described below, the holders of a majority of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Shares”) approved the following corporate actions by written consents, dated February 6, 2008 and February 7, 2008:

1.	the amendment of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), for the purpose of increasing the total number of authorized Common Shares from 200,000,000 to 240,000,000 (the “Amendment”);

2.	the issuances of Common Shares and Series E Junior Participating Preferred Stock of the Company, par value $0.01 per share (the “Junior Preferred Shares”) (and Common Shares issuable upon conversion of such Junior Preferred Shares), upon the exchange of 6.5% Senior Exchangeable PIK Notes due 2014 pursuant to an indenture (the “Exchangeable Notes Indenture”), dated as of February 7, 2008, among TerreStar Networks Inc., a majority-owned subsidiary of the Company (“TerreStar Networks”), the Company, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee; and

3.

the issuances of Common Shares and Junior Preferred Shares (and Common Shares issuable upon conversion of such Junior Preferred Shares) in connection with (a) the spectrum agreement (the “EchoStar Spectrum Agreement”), dated as of February 5, 2008, by and among TerreStar Networks, the Company and EchoStar Corporation (“EchoStar”); and (b) the spectrum contribution agreement (the “Harbinger Spectrum

Agreement” and, collectively with the EchoStar Spectrum Agreement, the “Spectrum Agreements”), dated as of February 5, 2008, by and among the Company, Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special” and, collectively with Harbinger Master, “Harbinger”).

A copy of the form of the written consent of the stockholders is attached as Annex A hereto.

References herein to “the Company,” “we” or “us” also include TerreStar Networks, unless the context requires otherwise.

The Board of Directors believes that the Amendment and the issuances of Common Shares and Junior Preferred Shares described above are beneficial to and in the best interests of the Company and its stockholders. The Board of Directors has approved the Amendment and declared it advisable, and has approved the issuance of the Common Shares and the Junior Preferred Shares (and Common Shares issuable upon conversion of such Junior Preferred Shares).

The Board of Directors is not soliciting your proxy in connection with the adoption of the Amendment or the issuances of Common Shares and Junior Preferred Shares and you are requested not to send us a proxy. As mentioned above, we have already obtained the requisite stockholder approval to these corporate actions. However, we are required to provide you notice under Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”) that these actions were approved by less than unanimous written consent of our stockholders. In addition, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires us to furnish this Information Statement to you in connection with such actions. The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Shares held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

The Amendment and the issuances of Common Shares and Junior Preferred Shares described above will take effect no sooner than 20 days after this Information Statement is first mailed or transmitted to the holders of our Common Shares. We will file the Amendment with the Secretary of State of the State of Delaware promptly following the expiration of such 20 calendar-day period.

BACKGROUND OF THE TRANSACTIONS

Beginning in mid-2007, as part of a broader search for financing that would provide the Company with working capital and other funds to be used for general corporate purposes, including funding for the Company’s integrated satellite and terrestrial network buildout, the Company began discussing with Harbinger a potential financing. In November 2007, the Company sent a draft term sheet to Harbinger. Various discussions ensued between Harbinger and the Company’s management. These discussions were incorporated into a revised term sheet, which was circulated by Harbinger on December 5, 2007. The revised term sheet described a transaction involving the Company, Harbinger and EchoStar, whereby each of EchoStar and Harbinger would independently provide financing and contribute certain rights with respect to 1.4 GHz Band Spectrum (as defined below). Additionally, the term sheet indicated that EchoStar would potentially be interested in a commercial arrangement for telecommunications services from the Company, which the Company believed would satisfy one of the milestone requirements under TerreStar Networks’ existing indenture dated February 14, 2007 among TerreStar Networks, as issuer, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee (the “Existing Indenture”).

The proposed transactions included, among other things, (i) the issuance to EchoStar of $50 million in principal amount of add-on securities of the same type as the securities previously issued under the Existing Indenture (the “Add-On Notes”), (ii) the issuance of $75 million in principal amount of Exchangeable Notes (as defined below) to each of Harbinger and EchoStar, (iii) a proposed vendor financing facility to be secured by TerreStar Networks’ interest in the construction contract for the TerreStar-2 satellite, pursuant to which each of EchoStar and Harbinger would commit to provide up to $50 million in loans (the “Purchase Money Credit Agreement”) and (iv) the contribution by EchoStar and Harbinger of their respective rights with respect to certain 1.4 GHz band United States Federal Communications Commission (“FCC”) licenses (the “1.4 GHz Band Spectrum”) in exchange for equity interests in the Company. During 2007, the Company considered various paths to enhance its spectrum ownership position, including but not limited to, purchasing, leasing or participating in FCC-sponsored auctions. The Company believed that the transaction involving nationwide 1.4 GHz Band Spectrum offered by EchoStar and Harbinger satisfied this objective.

On December 7, 2007, management of the Company began discussing with each of Harbinger and EchoStar the specific terms of the proposed transactions and the term sheet. On December 10, 2007, Harbinger commenced its due diligence investigation of the Company. A revised term sheet was circulated by Harbinger’s counsel on December 19, 2007.

On December 20, 2007, a meeting of our Board of Directors was held, at which the Company’s officers and legal advisors provided the Board of Directors with an overview of the proposed transactions involving Harbinger and EchoStar and gave the Board of Directors a summary of what such officers and legal advisors judged to be the key remaining issues. An investment bank also gave a presentation to the Board of Directors at that meeting, explaining an alternative financing in the capital markets that it proposed to arrange for the Company and its assessment of the likelihood of success of such financing. The officers of the Company suggested to the Board of Directors that such officers could continue to negotiate the proposed transactions with Harbinger and EchoStar while also working with the aforementioned investment bank to explore alternative financing in the capital markets, thereby preserving the Company’s ability to choose between the two financing options at some future date. The Board of Directors authorized this “dual-track” approach.

The Company provided a markup of the revised term sheet to Harbinger and EchoStar on December 24, 2007. On December 27, 2007, following additional discussions of the term sheet, the Company proposed that the draft term sheet should be revised to provide that $50 million of the $150 million in principal amount of Exchangeable Notes would be offered to certain of our existing institutional investors. Harbinger and EchoStar agreed to the inclusion of this revision. Harbinger’s counsel circulated further revised term sheets on December 27, 2007 and December 31, 2007.

On December 31, 2007, another meeting of the Board of Directors was held. The Company’s officers and legal advisors gave the Board of Directors a new summary of what such officers and legal advisors judged to be the key remaining issues in the term sheet for the proposed Harbinger and EchoStar transaction. In addition, the aforementioned investment bank gave another presentation to the Board of Directors, which included an assessment of the availability of financing for the Company in the capital markets. Such assessment was less optimistic than the assessment presented at the December 20, 2007 Board of Directors meeting. Although the draft term sheet contained a number of unresolved terms, the Board of Directors authorized our officers to continue to negotiate the terms of the transactions based on the then current draft term sheet. The Board of Directors also authorized the officers of the Company to continue to explore obtaining financing in a capital markets transaction.

On January 9, 2008, the Company executed an exclusivity agreement with Harbinger. Such agreement provided, among other things, that until January 31, 2008, the Company was not permitted to launch, close, consummate, announce, publicly disclose, enter into any agreement relating to, or make public reference to, any transaction with a party other than Harbinger or an affiliate of Harbinger. Further, the exclusivity agreement provided that the Company would be required to pay Harbinger $5 million if it failed to execute by January 31, 2008, or such later date as agreed by Harbinger and the Company, definitive agreements with Harbinger reflecting terms similar to those set forth in the term sheet emailed by Harbinger to the Company on December 31, 2007. However, as more fully described below, the Company, Harbinger and EchoStar revised the term sheet on January 24, 2008, but did not update the exclusivity agreement to reflect that the December 31, 2007 term sheet had been superseded.

On January 10, 2008, representatives of the Company met with EchoStar in Denver, Colorado to discuss the transaction and to answer questions concerning the Company and the Company’s business. EchoStar commenced its diligence of the Company thereafter.

Separately, the Company made available at its offices diligence materials for Harbinger’s representatives. The Company had entered into a confidentiality agreement with Harbinger and Harbinger’s legal advisors, pursuant to which the Company agreed to provide diligence materials only to Harbinger’s legal advisors, and such materials would not be provided to Harbinger. The Company also made available to EchoStar and its legal advisors and Harbinger’s legal advisors an on-line data room that contained these diligence materials.

On January 11, 2008, Harbinger’s counsel sent us initial drafts of the credit agreement and ancillary documents related to the proposed vendor financing facility, and on January 14, 2008, EchoStar’s counsel sent us initial drafts of the main definitive documents related to the issuance of the Add-On Notes, the issuance of the Exchangeable Notes and the contribution of the 1.4 GHz Band Spectrum. Negotiations of the definitive documents with Harbinger, EchoStar and their respective legal advisors commenced promptly thereafter, and the Company ceased exploration of alternative financing in the capital markets, which the Company believed would be difficult to consummate on acceptable terms under existing market conditions.

Following additional business discussions among the Company’s management, EchoStar and Harbinger, on January 24, 2008, the parties agreed to a revised term sheet which included (i) an increased number of shares that would be exchanged by the Company for the rights in the 1.4 GHz Band Spectrum held by Harbinger and EchoStar and (ii) a covenant that EchoStar and TerreStar Networks would negotiate in good faith and use commercially reasonable efforts to reach agreement on a commercial agreement on or before October 1, 2008 that would be consistent with certain milestones in the Existing Indenture.

On February 3, 2008, our Board of Directors authorized our officers to complete negotiations of, and to execute, the definitive documents for the transactions with Harbinger and EchoStar. On February 5, 2008, the Company executed, among other things, (i) a master investment agreement with EchoStar, (ii) a master investment agreement with Harbinger, (iii) the agreements related to the 1.4 GHz Band Spectrum and (iv) a purchase money credit agreement.

DESCRIPTION OF THE TRANSACTIONS

The description below summarizes the terms of the Exchangeable Notes and the Spectrum Agreements as well as the other transactions that were entered into with EchoStar and Harbinger at the time of the Exchangeable Notes and Spectrum Agreements transactions. Pursuant to the written consent of the consenting common shareholders, the form of which is attached as Annex A hereto, the issuances of Common Shares and Junior Preferred Shares (i) upon exchange of the Exchangeable Notes and (ii) pursuant to the Spectrum Agreements were approved. The consenting common shareholders were not asked to and did not specifically approve any of the other transactions described below.

Master Agreement with EchoStar

The master investment agreement with EchoStar provided for the sale by the Company to EchoStar of (i) $50 million aggregate principal amount of Add-On Notes, (ii) $50 million aggregate principal amount of Exchangeable Notes plus 50% of the aggregate principal amount of any of the $50 million aggregate principal amount of Exchangeable Notes offered to institutional investors of the Company and not purchased by such stockholders and (iii) one share of Series C Preferred Stock, the terms of which are described below under the caption “Series C and D Preferred Stock.” The purchase price for the Add-On Notes was 93% of their principal amount, the purchase price for the Exchangeable Notes was 100% of their principal amount and the purchase price for the share of Series C Preferred Stock was $0.01. The master investment agreement with EchoStar also provided, subject to stockholder approval, for the issuance of Common Shares of the Company in accordance with the terms of the EchoStar Spectrum Agreement. The master investment agreement with EchoStar includes conditions precedent to the obligations to consummate the issuance of such Common Shares.

The master investment agreement with EchoStar also includes a number of covenants to be performed by the Company and/or EchoStar, including, without limitation, the following:

•

an agreement to use commercially reasonable efforts to reach a commercial agreement prior to October 1, 2008 which would be consistent with one of the milestone requirements under the Existing Indenture;

•	agreements to make certain FCC and Hart-Scott-Rodino filings to obtain approvals for the transactions; and

•

an agreement to grant to EchoStar the right to appoint two directors to the board of directors of each of the Company and TerreStar Networks and certain consent rights described below under the caption “Series C and D Preferred Stock.”

The foregoing description of the master investment agreement with EchoStar is a summary and does not purport to be complete, and is qualified in its entirety by reference to the copy of such agreement which was previously filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 10.1 to the Company’s report on Form 8-K filed with the Commission on February 8, 2008 and incorporated in this Information Statement by reference.

Master Agreement with Harbinger

The master investment agreement with Harbinger provided for the sale by the Company to Harbinger of (i) $50 million aggregate principal amount of Exchangeable Notes plus 50% of the aggregate principal amount of any of the $50 million aggregate principal amount of Exchangeable Notes offered to minority stockholders of the Company and not purchased by such stockholders and (ii) one share of Series D Preferred Stock. The purchase price for the Exchangeable Notes was 100% of their principal amount and the purchase price for the share of Series D Preferred Stock was $0.01, the terms of which are described below under the caption “Series C and D Preferred Stock.” The master investment agreement with Harbinger also provided, subject to stockholder approval, for the sale and purchase of Junior Preferred Shares of the Company in accordance with the terms of the Harbinger Spectrum Agreement. The master investment agreement with Harbinger includes conditions precedent to the obligations to consummate the issuance of such Junior Preferred Shares.

The master investment agreement with Harbinger also includes a number of covenants to be performed by the Company and/or Harbinger, including, without limitation, the following:

•	agreements to make certain FCC and Hart-Scott-Rodino filings to obtain approvals for the transactions; and

•

an agreement to grant to Harbinger the right to appoint directors to the board of directors of each of the Company and TerreStar Networks and certain consent rights described below under the caption “Series C and D Preferred Stock.”

The foregoing description of the master investment agreement with Harbinger is a summary and does not purport to be complete, and is qualified in its entirety by reference to the copy of such agreement which was previously filed with the Commission as Exhibit 10.2 to the Company’s report on Form 8-K filed with the Commission on February 8, 2008 and incorporated in this Information Statement by reference.

Add-On Notes

On February 7, 2008, in connection with the issuance of the Add-On Notes to EchoStar, TerreStar Networks entered into the First Supplemental Indenture (the “First Supplemental Indenture”), dated February 7, 2008, among TerreStar Networks, certain guarantors party thereto and U.S. Bank National Association, as trustee, providing for certain subsidiary guarantees, and the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated February 7, 2008, among TerreStar Networks, certain guarantors party thereto and U.S. Bank National Association, as trustee, providing that the Add-On Notes issued to EchoStar constitute additional notes under the Existing Indenture. TerreStar Networks originally issued $500 million of Senior PIK Notes (such originally issued notes, along with the Add-On Notes, the “Senior PIK Notes”) under the Existing Indenture.

The Add-On Notes bear interest from the date of issue at a rate of 15% per annum. If certain “milestones” are not met, additional interest of up to 1.5% per annum will accrue on the Add-On Notes. Until and including February 15, 2011, interest on the Add-On Notes will be payable in additional notes on February 15 and August 15 of each year. Thereafter, interest on the Add-On Notes will be payable in cash on February 15 and August 15 of each year, starting August 15, 2011. The Add-On Notes are scheduled to mature on February 15, 2014.

The Add-On Notes are secured by a first priority security interest in the assets of TerreStar Networks and the subsidiary guarantors, subject to certain exceptions, pursuant to a U.S. security agreement, dated as of February 14, 2007, among TerreStar Networks, as issuer, and the subsidiary guarantors under the Indenture in favor of U.S. Bank National Association, as collateral agent. The Add-On Notes are guaranteed on a senior secured basis by TerreStar Networks Holdings (Canada) Inc. (“TerreStar Canada Holdings”) and TerreStar Networks (Canada) Inc. (“TerreStar Canada”). Such guarantees are secured by a first priority security interest in the assets of TerreStar Canada Holdings and TerreStar Canada, subject to certain exceptions, pursuant to a Canadian Security Agreement, dated as of February 14, 2007, among TerreStar Canada Holdings, TerreStar Canada and U.S. Bank National Association, as collateral agent.

The Add-On Notes are the senior secured obligations of TerreStar Networks and rank senior to its future debt that is expressly subordinated in right of payment to the Add-On Notes. The Add-On Notes rank equally with all of TerreStar Networks’ future liabilities that are not so subordinated, and would be structurally subordinated to all the liabilities of any of TerreStar Networks’ future subsidiaries that do not guarantee the Add-On Notes. The guarantees by TerreStar Canada Holdings and TerreStar Canada are their senior secured obligations and rank senior to all of their existing and future debt that is expressly subordinated in right of payment to the guarantees. Such guarantees rank equally with all of the existing and future liabilities of TerreStar Canada Holdings and TerreStar Canada that are not so subordinated.

The foregoing descriptions of the First Supplemental Indenture and the Second Supplemental Indenture are summaries and do not purport to be complete, and are qualified in their entirety by reference to the copies of the First Supplemental Indenture and the Second Supplemental Indenture, which were previously filed with the Commission as Exhibits 4.2 and 4.3, respectively, to the Company’s report on Form 8-K filed with the Commission on February 8, 2008 and incorporated in this Information Statement by reference.

The foregoing description of the Existing Indenture is a summary and does not purport to be complete, and is qualified by reference in its entirety to the copy of such indenture which was previously filed with the Commission as Exhibit 10.1 to the Company’s report on Form 8-K filed with the Commission on February 14, 2007 and incorporated in this Information Statement by reference.

Exchangeable Notes

Under the terms of the Exchangeable Notes Indenture, the Exchangeable Notes bear interest at a rate of 6.5% per annum and will mature on June 15, 2014. Interest on the Exchangeable Notes is payable quarterly, payable in kind through March 15, 2011 and thereafter payable in cash. Such interest rate will be increased by 1% from May 1, 2008 until the necessary shareholder approvals are effective if the Company does not submit this Information Statement in connection with obtaining shareholder approval to the shareholders on or prior to April 30, 2008.

The Exchangeable Notes rank senior in right of payment to all existing and future subordinated indebtedness and pari passu with all other unsubordinated indebtedness. The Exchangeable Notes are guaranteed by subsidiaries of TerreStar Networks.

If there is a change of control of the Company or TerreStar Networks, TerreStar Networks must make an offer in cash or, at the election of the holders, in Common Shares equal to 111% of the principal amount of the Exchangeable Notes. If any holder elects to receive shares, such payment will be an amount of shares equal to 115% of the number of shares otherwise exchangeable.

If shareholder approval is not obtained by July 23, 2008, TerreStar Networks will make an offer to repurchase all or any part of the Exchangeable Notes at an offer price in cash equal to 100% of the principal amount of the Exchangeable Notes repurchased.

At any time and from time to time following shareholder approval until maturity, (i) Harbinger has the right to exchange some or all of the principal of and the accrued and unpaid interest on its Exchangeable Notes into Junior Preferred Shares and (ii) each other holder of Exchangeable Notes has the right to exchange some or all of the principal of and the accrued and unpaid interest on its Exchangeable Notes into Common Shares, in each case, at an exchange rate based on a price per share of Common Shares of $5.57, subject to (a) customary adjustments and (b) limitations on exercise of exchange rights to the extent that such exchange would be a change of control for purposes of the currently outstanding Senior PIK Notes (including the Add-On Notes), the Company’s Series A and Series B Preferred Stock or Section 382 of the Internal Revenue Code.

The Exchangeable Notes Indenture contains several restrictive covenants, including, but not limited to the following: limitation on incurrence of additional indebtedness similar to the Senior PIK Notes except for deletion of certain baskets, limitation on liens, limitation on transactions with affiliates and limitation on lines of business. The Exchangeable Notes Indenture contains customary terms relating to events of default occurring and continuing, and provides that either the trustee or the holders of not less than 30% in outstanding principal amount of Exchangeable Notes may declare the principal of the Exchangeable Notes and any accrued and unpaid interest through the date of such declaration due and payable.

The foregoing description of the Exchangeable Notes Indenture is qualified by reference in its entirety to the copy of such indenture which were previously filed with the Commission as Exhibit 4.4 to the Company’s report on Form 8-K filed with the Commission on February 8, 2008 and incorporated in this Information Statement by reference.

Series C and D Preferred Stock

By virtue of their ownership of the Series C Preferred Stock and Series D Preferred Stock of the Company, Harbinger and EchoStar have consent rights for, among other things, certain sales of assets, making any material change in the line of business of the Company, amending or permitting the amendment of the certificate of incorporation, by-laws, or other organizational documents of the Company or any of its subsidiaries, certain acquisitions of assets, certain capital expenditures and consolidations and mergers and rights to appoint directors. Each share of Series C Preferred Stock and Series D Preferred Stock has a $1,000 liquidation preference. The Series C Preferred Stock and the Series D Preferred Stock rank junior to the Series A Preferred Stock and Series B Preferred Stock, on a parity with one another and senior to the Common Shares. The Series C Preferred Stock and the Series D Preferred Stock are non-transferable.

The Junior Preferred Shares (i) subject to certain conditions, are convertible into Common Shares, (ii) have no voting rights except as required by Delaware law, and (iii) with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Company, (a) rank junior to the Company’s currently outstanding Series A and Series B preferred Stock and all future preferred stock of the Company, (b) have a preference on liquidation or winding up of the Company of $0.0001 per share and (c) otherwise rank equal to and participate with the Common Shares on a pro rata basis.

Purchase Money Credit Agreement

The Purchase Money Credit Agreement provided for a commitment by the lenders thereunder of $100,000,000 of financing to be used for the purpose of making payments under the construction contract for the TerreStar-2 satellite. Subject to certain conditions precedent, the Company can draw under the Purchase Money Credit Agreement the amount of each payment due under the TerreStar-2 construction contract at the time such payment is due. The loans under the Purchase Money Credit Agreement are secured by the Company’s rights in the TerreStar-2 satellite and related construction contract.

The Purchase Money Credit Agreement has a maturity date of the earlier to occur of February 5, 2013 and July 23, 2008, if the necessary shareholder approvals are not obtained prior to such date.

Amounts outstanding under the Purchase Money Credit Agreement will bear interest at a rate of 14% per annum. Such interest rate will be increased by 1 from May 1, 2008 until the necessary shareholder approvals are effective if the Company does not submit this Information Statement in connection with obtaining shareholder approval to the shareholders on or prior to April 30, 2008. Additional interest may also be payable if the Company does not obtain the FCC authorization permitting the Company to provide Ancillary Terrestrial Component (“ATC”) technology in the United States within three months after the Company certifies to the FCC that the ATC is operational.

The Purchase Money Credit Agreement contains several restrictive covenants customary for credit facilities of this type, including, but not limited to the following: limitations on incurrence of additional indebtedness, limitation on liens, limitation on asset sales of collateral and limitation on transactions with affiliates. The Purchase Money Credit Agreement also contains certain events of default customary for credit facilities of this type (with customary grace periods, as applicable). If any events of default occur and are not cured within the applicable grace periods or waived, the outstanding loans may be accelerated.

The foregoing description of the Purchase Money Credit Agreement is qualified by reference in its entirety to the copy of such purchase money credit agreement that was previously filed with the Commission as Exhibit 4.1 to the Company’s report on Form 8-K filed with the Commission on February 8, 2008 and incorporated in this Information Statement by reference.

Spectrum Agreements

The Spectrum agreements are described below under the caption “Issuance of Stock in Connection with Spectrum Agreements; Acquisition of Spectrum.”

Junior Preferred Shares

The Junior Preferred Shares are issuable to Harbinger and its affiliates under the Exchangeable Notes and the Harbinger Spectrum Agreement. Except as otherwise required under Delaware law, the holders of Junior Preferred Shares will not be entitled to vote on any matter required or permitted to be voted on by the stockholders. Upon issuance, the holders of Junior Preferred Shares will be entitled to participate ratably in any dividends paid on the Common Shares. In the event of a liquidation, the holders of Junior Preferred Shares will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $0.0001 per share (subject to adjustment), before any distribution may be made or any assets distributed in respect of the Common Shares. Subject to certain restrictions related to the change of control provisions under the Existing Indenture and existing preferred stock, each Junior Preferred Share may be converted into 25 Common Shares (subject to adjustment). There is no restriction in the Certificate of Designations governing the Junior Preferred Shares on the repurchases or redemption of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Closing; Proceeds

On February 5, 2008, the Company entered into the Purchase Money Credit Agreement. On February 7, 2008, the Company issued the Add-On Notes and the Exchangeable Notes, with $50 million of the Exchangeable Notes being issued to certain institutional accredited investors, all but one of whom are significant stockholders of the Company. Concurrently therewith, the Company obtained the approval by Harbinger and such institutional investors who were also our stockholders of the Amendment described in this Information Statement, constituting the approval thereof by holders of a majority of the outstanding Common Shares. As of February 7, 2008, Harbinger and such institutional investors who were also our stockholders held 53.4% of our Common Shares.

The gross proceeds from the issuance of the Add-On Notes (before expenses) were $46,500,000. The gross proceeds from the issuance of the Exchangeable Notes (before expenses) were $150,000,000. All of the proceeds from such issuances were distributed to TerreStar Networks for general corporate purposes, including funding for TerreStar Networks’ integrated satellite and terrestrial network buildout. The proceeds of the loans drawn under the Purchase Money Credit Agreement will be used to make payments under the TerreStar-2 satellite construction contract.

REASONS FOR THE TRANSACTIONS

Our Board of Directors believes that the transactions described above will: (i) ensure that the Company has access to the requisite capital to achieve the operational launch of the TerreStar-1 satellite by the end of 2008; (ii) increase the Company’s terrestrial spectrum position to offer next-generation wireless applications; and (iii) provide the Company with a strategic investor and potential commercial customer. In addition, the Company’s acquisition of the 1.4GHz Band Spectrum provides the Company with additional capacity to both augment existing products and services and enter new markets and product segments. With an adequate investment level, the Company can utilize both 1.4GHz and 2.0GHz spectrum across its terrestrial infrastructure to service projected demand in the machine-to-machine market. Regarding new market segments, with an incremental investment in the existing chipset/software platform, the Company contemplates using the 1.4 GHz Band Spectrum to enter the emerging femtocell market by alleviating spectrum interference issues and providing a quality of service level not attainable with unlicensed spectrum.

AMENDMENT OF CERTIFICATE OF INCORPORATION

Our current Certificate of Incorporation provides for an authorized capitalization consisting of 205,000,000 shares, of which 200,000,000 shares are Common Shares, par value $0.01 per share, and 5,000,000 are preferred shares, par value $0.01 per share. As of February 7, 2008, there were 88,859,606 million Common Shares outstanding, and each Common Share is entitled to one vote with respect to the approval of the foregoing amendment. As of February 7, 2008, there was also one share of Series C Preferred Stock and one share of Series D Preferred Stock outstanding, and each preferred share is entitled to one vote with respect to the approval of the foregoing amendment.

The total number of Common Shares potentially issuable upon exchange of all of the Exchangeable Notes (including upon conversion of Junior Preferred Shares issuable upon exchange of the Exchangeable Notes for Common Shares) is 26,910,000 Common Shares. The total number of Common Shares potentially issuable upon the issuance of Common Shares in connection with the acquisition of the 1.4 GHz Band Spectrum pursuant to the Spectrum Agreements as described below under the caption “Issuance of Stock in Connection with Spectrum Agreements; Acquisition of Spectrum” is 60,000,000 Common Shares. Upon an exchange of all of the Exchangeable Notes for Common Shares and the issuance of all of the Common Shares issuable pursuant to the Spectrum Agreements, and giving effect to the proposed increase in authorized capitalization to 240,000,000 Common Shares, we would have 64,230,393 authorized but unissued Common Shares remaining for future issuances.

The increase in authorized shares will permit the Company to fulfill its obligations under the Spectrum Agreements and the Exchangeable Notes Indenture while still having Common Shares available for future issuances. Having over 64,000,000 Common Shares available (as opposed to 24,000,000 Common Shares in the absence of the Amendment) will provide the Company with flexibility with respect to the Company’s capital structure for such purposes as the Board of Directors determines in its discretion, including future financings or acquisitions. We do not currently have any plans to issue such authorized but unissued Common Shares.

The Board of Directors approved the Amendment and declared it advisable. The Board of Directors believes that it is in the best interests of both the Company and its stockholders to effect such amendment to the Certificate of Incorporation. The Amendment has been approved by stockholders holding approximately 53.4% of the outstanding Common Shares of the Company and all of the outstanding shares of Series C and Series D Preferred Stock.

ISSUANCE OF STOCK IN CONNECTION WITH EXCHANGE OF EXCHANGEABLE NOTES

Pursuant to the terms of the Exchangeable Notes Indenture, after effectiveness of the stockholder approval described in this Information Statement, the principal amount of the Exchangeable Notes plus accrued and unpaid interest thereon may be exchanged for Common Shares or Junior Preferred Shares, as the case may be, in an amount equal to the exchange ratio on the exchange date. Under the terms of the Exchangeable Notes Indenture, only the Exchangeable Notes that are held by Harbinger and its affiliates will be exchangeable for Preferred Shares, and the remaining Exchangeable Notes will be exchangeable for Common Shares.

The initial exchange ratios are based on a price of $5.57 per Common Share. The initial exchange ratios are 179.4 Common Shares per $1,000 of Exchangeable Notes and 7.176 Junior Preferred Shares per $1,000 of Exchangeable Notes, in each case subject to adjustment for certain corporate events related to the Company. Each Junior Preferred Share is convertible into 25 Common Shares, subject to certain conditions. No additional consideration will be received by the Company at the time of exchange.

Based on the current exchange ratio of 179.4 Common Shares per $1,000 principal amount of Exchangeable Notes, upon a conversion of the Exchangeable Notes, a total of 26,910,000 Common Shares would be issuable.

Such Common Shares would be issuable to holders of Exchangeable Notes as follows:

Harbinger:	358,800 Junior Preferred Shares convertible into 8,970,000 Common Shares at the current exchange rate of 25 to 1

EchoStar:	8,970,000 Common Shares

Other Stockholders:	8,970,000 Common Shares

The terms of the Exchangeable Notes are set forth in the Exchangeable Notes Indenture, described above under the caption “Exchangeable Notes.”

The issuance of the Add-On Notes and the Exchangeable Notes, including the terms of conversion, were included in the fairness opinions by Jefferies & Company, Inc. described below under the caption “Fairness Opinions.”

ISSUANCE OF STOCK IN CONNECTION WITH SPECTRUM AGREEMENTS;

ACQUISITION OF SPECTRUM

The 1.4 GHz Band Spectrum

Port L.L.C., an indirect wholly-owned subsidiary of EchoStar (“Port”), holds licenses granted by the FCC relating to the 1.4 GHz Band Spectrum with respect to various geographic areas across the continental United States. Port acquired these licenses from the FCC in an auction in March 2007. The Port licenses relate mainly to the central, mountain and western states. The FCC licenses relating to the 1.4 GHz Band Spectrum in the remaining geographic areas, mostly the eastern states, are subject to an option agreement under which Harbinger has the right to acquire such licenses for an aggregate of $212.5 million from the existing owner of such licenses. The existing owner acquired such licenses at auction.

If the Company acquires all of these licenses, or rights to use these licenses, from or through EchoStar and Harbinger, it effectively would have the right to broadcast nationwide in the 1.4 GHz Band Spectrum, which consists of an aggregate of 8 MHz of spectrum. The FCC adopted a flexible use standard for this band, allowing the licenses to be used for both fixed and or mobile services, including wireless internet, high speed data transfer services as well as advanced two-way mobile and paging services. The license term is 10 years, and will expire in April 2017. The licenses, like many FCC licenses, are subject to requirements to build out the license area during the ten-year license term. In the case of the 1.4 GHz Band Spectrum licenses, the license holders must make a showing of “substantial service” in their license areas within the initial ten-year license term. “Substantial service” is defined by the FCC as service which is sound, favorable and substantially above a level of mediocre service which just might minimally warrant renewal.

The 1.4GHz Band Spectrum would provide the Company with additional capacity to both augment existing products and services and enter new markets and product segments. The Company contemplates using the 1.4 GHz Band Spectrum to enter the emerging femtocell market, thereby alleviating certain spectrum interference issues and providing a quality of service level the company believes is not attainable with existing spectrum. Utilization of the 1.4 GHz Band Spectrum for this application would require additional investment for build out, as well as further investment in the existing chipset/software platform.

The EchoStar Spectrum Agreement

As indicated above, the Company entered into the EchoStar Spectrum Agreement on February 5, 2008. That agreement provides for the Company to lease the 1.4 GHz Band Spectrum held by Port, with an option to do either of the following, as explained more fully below:

•	acquire the equity interests in Port held by EchoStar in exchange for the issuance of 30,000,000 Common Shares; or

•

elect to contribute to Port the remaining 1.4 GHz Band Spectrum, when acquired by the Company through Harbinger, in return for becoming a 50% owner of Port, and then leasing all of the 1.4 GHz Band Spectrum from Port on a long-term basis for a pre-specified annual lease amount.

For an interim period prior to exercising its option, the Company is a common interest holder in Port with a membership share of not more than 2%. EchoStar is a convertible preferred interest holder in Port, holding the remaining membership share. Under the terms of the EchoStar Spectrum Agreement, EchoStar’s preference as a preferred holder was valued at fair market value, which is defined as the product of (a) the weighted average closing price of the Company’s Common Shares for the five trading days preceding the execution of the Port operating agreement and (b) 30,000,000. Consequently, EchoStar’s preference as a preferred holder was valued at $168 million. The value of the Company’s common interest equals the amount of capital contributed in cash by the Company, which, in turn, will equal the amount payable by Port to EchoStar under a management agreement the parties will use reasonable efforts to enter into and under which EchoStar would provide management services to Port.

Also during the interim period, the Company, TerreStar Networks, EchoStar and Port were to use commercially reasonable efforts to reach agreement on an initial lease agreement. The lease agreement was executed on February 7, 2008, and provides that:

•

the Company will lease from Port the 1.4 GHz Band Spectrum held by Port for annual payments of $26,500,000, payable on February 1 of each year during the nine-year term of the lease, with the initial payment due February 1, 2009; and

•	the Company will be entitled at its election at the end of the lease term to purchase from Port the 1.4 GHz Band Spectrum held by Port for a single cash payment of $82,856,750.

On or prior to July 23, 2008, the Company may elect at its option to effect one of the following transactions:

•

the Company may elect to acquire EchoStar’s preferred interest in Port, thereby indirectly acquiring 100% ownership of the 1.4 GHz Band Spectrum licenses held by Port, by acquiring the special purpose corporate entity owned by EchoStar which will hold EchoStar’s preferred interest in Port. The purchase price for EchoStar’s interest in Port is 30,000,000 Common Shares; or

•

the Company may elect to contribute to Port the 1.4 GHz Band Spectrum, acquired by the Company through Harbinger, in return for which the Company’s ownership in Port would be increased to 50%. In connection with this contribution, the Company would enter into a lease agreement to lease the 1.4 GHz Band Spectrum acquired through Harbinger (or amend the initial lease agreement with EchoStar to include the 1.4 GHz Band Spectrum acquired through Harbinger) on terms substantially the same as those under the initial lease of the 1.4 GHz Band Spectrum held by Port. In addition, EchoStar and the Company would amend the operating agreement of Port to set forth commercially reasonable governance terms to be agreed between them in good faith, reflecting the revised ownership structure.

The Company’s ability to exercise either option depends on the satisfaction of certain conditions, including the absence of any material adverse change and the continuing effectiveness of the Company’s rights to acquire 1.4 GHz Band Spectrum licenses through Harbinger, described below under the caption “The Harbinger Spectrum Agreement.” The closing of either option transaction also depends upon receipt of approval from the FCC and completion of any necessary other regulatory approvals or clearances.

To the extent that the Company issues Common Shares to EchoStar, the Company would be obligated under a registration rights agreement to maintain a shelf registration statement registering those shares for resale by EchoStar.

The transferor of the 1.4 GHz Band Spectrum held by EchoStar through Port would be EchoStar Corporation, 90 Inverness Circle E., Englewood, Colorado 80112. The transferee would be TerreStar Networks Inc., 12010 Sunset Hills Road, 9th Floor, Reston, VA 20190.

Prior to the transactions described in this Information Statement, there was no material relationship between EchoStar and the Company. However, as part of these transactions, EchoStar and the Company have agreed to negotiate in good faith regarding entering into a commercial agreement before October 1, 2008 for the use by EchoStar of TerreStar Networks’ network capacity.

The Harbinger Spectrum Agreement

On February 5, 2008, the Company entered into the Harbinger Spectrum Agreement with Harbinger. Under this agreement, Harbinger will assign to the Company its rights under an existing option held by Harbinger to purchase the 1.4 GHz Band Spectrum licenses from the existing owner of these licenses.

To acquire the licenses, Harbinger must pay the existing owner a total of $212.5 million under the terms of the option. Harbinger has already paid $50 million of this amount and, under the Harbinger Spectrum Agreement, Harbinger would make the remaining payments when the option is exercised by the Company and at the closing of the acquisition of the licenses by the Company. The Company would issue to Harbinger 1,200,000 shares of the Company’s new Series E Junior Participating Preferred Stock, convertible into 30,000,000 Common Shares. The Junior Preferred Shares would be non-voting, would have a liquidation preference of an amount in cash equal to $0.0001 per share (subject to adjustment) and would not bear a dividend but would be entitled to share in any dividends paid with respect to Common Shares on an as-converted basis. A fuller description of the rights and preferences of the Junior Preferred Shares is set forth below as part of the discussion under the caption “Purpose and Effect of the Stockholder Actions.”

The closing of either option transaction depends upon receipt of approval from the FCC and completion of any necessary other regulatory approvals or clearances.

The Company’s ability to acquire the 1.4 GHz Band Spectrum licenses held by the third party through Harbinger depends on the satisfaction of certain conditions, including the absence of any material adverse change and the continuing effectiveness of the Company’s rights to acquire 1.4 GHz Band Spectrum licenses through EchoStar, described above under the caption “The EchoStar Spectrum Agreement.” The closing also depends upon receipt of approval from the FCC and completion of any necessary other regulatory approvals or clearances.

To the extent that the Company issues Junior Preferred Shares to Harbinger, the Company would be obligated under a registration rights agreement to maintain a shelf registration statement registering for resale by Harbinger any Common Shares into which such Junior Preferred Shares are convertible.

The transferors of the option to acquire this 1.4 GHz Band Spectrum would be Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P., c/o Harbinger Capital Partners Funds, 555 Madison Avenue, 16th Floor, New York, New York 10022. The transferee would be TerreStar Networks Inc., 12010 Sunset Hills Road, 9th Floor, Reston, VA 20190.

Prior to the transactions described in this Information Statement, Harbinger was the beneficial holder of approximately 41.4% of the Company’s Common Shares.

The table below sets forth the extent of potential dilution to existing holders of our Common Shares upon an exchange of all of the Exchangeable Notes for Common Shares and the issuance of all of the Common Shares issuable pursuant to the Spectrum Agreements:

Stockholders	Common Shares	Current Ownership (%)	Pro Forma Common Shares	Pro Forma Ownership (%)	Pro Forma Cumulative Ownership (%)	Percent Dilution
Harbinger Capital Partners	36,513,533	41.1%	75,483,533	42.9%	42.9%	N.A.
EchoStar Corporation	—	—	38,970,000	22.2%	65.1%	N.A.
Solus Alternative Asset Mgmt	6,725,000	7.6%	10,761,500	6.1%	71.2%	19.1%
Intrepid Capital Advisors	5,813,845	6.5%	5,813,845	3.3%	74.5%	49.5%
Tudor Investment Corporation	5,687,814	6.4%	5,687,814	3.2%	77.8%	49.5%
Goldman Sachs & Co	4,608,469	5.2%	4,608,469	2.6%	80.4%	49.5%
BCE, Inc	4,531,213	5.1%	4,531,213	2.6%	83.0%	49.5%
Other Shareholders	24,979,733	28.1%	29,913,233	17.0%	100.0%	39.5%
Total	88,859,606	100%	175,769,606	100%	200%	49.5%

The table below sets forth the collective potential interest in the Company of Harbinger, EchoStar and the other holders of Exchangeable Notes upon an exchange of all of the Exchangeable Notes for Common Shares and the issuance of all of the Common Shares issuable pursuant to the Spectrum Agreements:

Stockholders	Common Shares	Current Ownership (%)	Pro Forma Common Shares	Pro Forma Ownership (%)	Pro Forma Cumulative Ownership (%)	Percent Dilution
Harbinger, EchoStar and other Holders of Exchangeable Notes	47,443,711	53.4%	134,353,711	76.4%	76.4%	N.A.

FAIRNESS OPINIONS

Opinion of Jefferies

Jefferies & Company, Inc. (“Jefferies”) was engaged to render an opinion to the Company’s Board of Directors as to whether the following transactions (the “Transactions”) are fair, from a financial point of view, to the Company: (i) the issuance of between $50 million and $75 million of Exchangeable

Notes (the “EchoStar Exchangeable Notes Issuance”) and one share of Series C Preferred Stock to EchoStar, (ii) the issuance of between $50 million and $75 million of Exchangeable Notes (the “Harbinger Exchangeable Notes Issuance”) and one share of Series D Preferred Stock to Harbinger, (iii) the Company’s acquisition of the rights of CCTV Wireless, Inc. (“CCTV”) in the 1.4 GHz Band Spectrum licenses and CCTV’s delivery to the Company of the Nationwide Spectrum License (as defined in Annex A to the Opinion (as defined below)) in exchange for the issuance of 30,000,000 Junior Preferred Shares and (iv) the Company’s acquisition of an ownership interest in a joint venture entity (the “JV Entity”) to which EchoStar will contribute its rights in the 1.4 GHz Band Spectrum in exchange for (a) the issuance by the JV Entity to EchoStar of a convertible preferred interest in the JV Entity equal to the market value of 30,000,000 Common Shares at the time of formation of the JV Entity and (b) the Company’s entry into an operating lease pursuant to which the Company would lease the 1.4 GHz Band Spectrum from the JV Entity (the “Band Lease”). On February 3, 2008, Jefferies delivered to the Company’s Board of Directors its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the Transactions are fair, from a financial point of view, to the Company. The February 3, 2008 opinion of Jefferies is referred to hereinafter in this “Opinion of Jefferies” section as the “Opinion.”

The full text of the Opinion is attached to this Information Statement as Annex C and incorporated into this Information Statement by reference. We urge you to read the Opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered, and limits of the review undertaken in arriving at the Opinion.

The Opinion is for the use and benefit of the Company’s Board of Directors in its consideration of the Transactions. The Opinion does not address the relative merits of the transactions contemplated by the agreements related to the Transactions which are described on Annex A attached to the Opinion (collectively, the “Agreements”), as compared to any alternative transaction or opportunity that might be available to the Company, nor does the Opinion address the underlying business decision by the Company to engage in the Transactions or, except as expressly set forth therein, the terms of the Agreements or the documents referred to therein. In addition, the Company’s Board of Directors did not ask Jefferies to provide, and the Opinion does not provide, advice concerning the structure or any other aspects of the Transactions, or provide services other than the delivery of the Opinion. Jefferies was not authorized to and did not solicit any expressions of interest from any parties with respect to the Transactions or any other alternative transaction. Jefferies did not participate in negotiations with respect to the terms of the Transactions and related transactions. Consequently, Jefferies has assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions, and the Opinion does not express whether any alternative transaction might result in consideration more favorable to the Company than that contemplated by the applicable Agreements.

The Opinion does not constitute a recommendation to any holder of securities of the Company in respect of the Transactions or a recommendation to any holder of securities of the Company as to how such holder should vote on any transaction contemplated by the Agreements or any matter related thereto. In addition, the Company’s Board of Directors did not ask Jefferies to address, and the Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. The Opinion was authorized by the Fairness Opinion Committee of Jefferies.

In arriving at the Opinion, Jefferies, among other things:

•	reviewed final draft forms of the Agreements;

•	reviewed the final draft form of the Certificate of Designations for the Junior Preferred Shares, Series C Preferred Stock and Series D Preferred Stock;

•	reviewed certain publicly available financial and other information about the Company;

•	reviewed certain information furnished to Jefferies by the Company’s management, including financial forecasts and analysis, relating to the business, operations and prospects of the Company;

•	held discussions with members of senior management of the Company concerning the matters described in the third and fourth bullet points above;

•	reviewed the financial performance of the Company and compared such performance with that of certain publicly traded companies that we deemed relevant;

•	compared the proposed financial terms of the Transactions with the financial terms, to the extent available, of certain other transactions that we deemed relevant; and

•	conducted such other financial studies, analyses and investigations as we deemed appropriate.

With respect to the Transactions, the phrase “fair, from a financial point of view, to the Company” in the Opinion means that, as of the date of the Opinion, the material terms of the Exchangeable Notes, the Series C Preferred Stock and the Series D Preferred Stock, including, without limitation, the exchange ratio for the Common Shares and the Assumptions (as defined below), could reasonably be expected to be no less favorable to the Company than those terms that would have been obtained in a comparable transaction in arm’s-length dealings by the Company with a person or entity who is not an affiliate.

The Opinion necessarily reflects the current state of the debt capital markets, and the scarcity of transactions similar to the Transactions. Accordingly, comparing the Transactions to similar transactions for similar companies is not practicable. Therefore, Jefferies’ opinion is based on Jefferies’ experience as an underwriter of debt financings in the capital markets over an extended period of time, and is based, in large part, on Jefferies’ informed judgment as to the matters set forth herein. In addition, the term “comparable transaction in arm’s length dealings” (in the preceding paragraph) refers to a transaction in which such non-affiliated party has no other business dealings with the Company that could alter its economic incentive with respect to the Transactions.

In its review and analysis and in rendering the Opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the representations and warranties set forth in the Agreements (and Jefferies assumed that such representations and warranties are true and correct in all respects) and the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company. Jefferies has not been furnished with any such evaluations or appraisals of such physical inspections, nor does Jefferies assume any responsibility to obtain any such evaluations or appraisals.

All assumptions made in the Opinion, including those referred to below, are referred to as the “Assumptions.”

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies notes that projecting future results of any company is inherently subject to uncertainty. The Company informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Jefferies expresses no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

The Opinion was based on economic, monetary, regulatory, market, and other conditions existing and which could be evaluated as of the date of the Opinion. Jefferies has no obligation to advise any person of any change in any fact or matter affecting the Opinion of which Jefferies becomes aware after the date of the Opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting the Company. Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreements to the Company and its stockholders. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transactions in any way meaningful to Jefferies’ analysis. In addition, Jefferies assumed that the Band Lease will be entered into within the time provided for in such lease, and that the final Band Lease will be on terms not less favorable to the Company than the draft Band Lease reviewed by Jefferies. Jefferies assumed that the final Agreements would not contain any terms less favorable to the Company than the drafts reviewed by Jefferies, which drafts are identified on Annex A attached to the Opinion.

The following is a brief summary of the analyses performed by Jefferies in connection with the Opinion. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies, but includes all material factors considered by Jefferies in rendering the Opinion. Jefferies did not attribute any particular weight to any analysis, methodology, or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, the analyses performed by Jefferies must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the Opinion. Each analysis performed by Jefferies is a common methodology utilized in determining valuations for transactions of the nature contemplated by the Agreements. Although other valuation techniques may exist, Jefferies believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Jefferies to arrive at the Opinion.

1.4 GHz Spectrum Contribution

Purchase Price for the Spectrum

Jefferies initially calculated the implied aggregate purchase price paid by the Company in the Transactions to obtain the 1.4 GHz Band Spectrum covering a population of 285.6 million persons, or 2.3 billion MHz POPs. This calculation, detailed below, demonstrated that the Company paid $0.13 per MHz POP in the Transactions.

In calculating such amount, Jefferies first analyzed the Company’s acquisition of CCTV’s rights and interest (the “CCTV Band Interest”) in the 1.4 GHz Band Spectrum (the “CCTV Band Acquisition”) in exchange for 1.2 million shares of the Junior Preferred Shares, each share of which is convertible into 25 Common Shares. Jefferies multiplied the number of Common Shares into which the 1.2 million shares of Junior Preferred Shares issued by the Company in the CCTV Band Acquisition are convertible (30 million) by the closing price per Common Share ($4.64) on January 30, 2008, resulting in implied consideration paid by the Company in the CCTV Band Acquisition of $139.2 million. Jefferies notes that on the date of the Opinion, the conversion ratio of the Junior Preferred Shares into Common Shares was expected to be 1:1, but the conversion ratio changed to 1:25. This does not affect the Opinion because in each case the Junior Preferred Shares issued to EchoStar are convertible into 30 million Common Shares (i.e., as contemplated by the Opinion, 30 million Junior Preferred Shares would have been convertible at a 1:1 ratio into 30 million Common Shares, and as actually issued to EchoStar, the 1.2 million Junior Preferred Shares are convertible at a 1:25 ratio into 30 million Common Shares).

Jefferies then analyzed the Company’s right to either: (i) lease EchoStar’s interest in the 1.4 GHz Band Spectrum in exchange for payments to be made by the Company to the JV Entity, subject to, and under the terms of, the Band Lease (collectively, the “Band Lease Payments”) or (ii) acquire EchoStar’s interest in the 1.4 GHz Band Spectrum in exchange for the issuance of 30 million Common Shares to EchoStar, subject to, and under the terms of, the EchoStar Spectrum Agreement (the “EchoStar Option Consideration”).

In order to calculate the net present value of the Band Lease Payments, Jefferies applied a 15% discount rate to the ten annual $26.5 million lease payments payable by the Company, and then applied a 15% discount rate to the $82.9 million balloon payment due in year ten of the Band Lease. Using this methodology, Jefferies calculated the net present value of the aggregate Band Lease Payments at $153.5 million, or $133.0 million in respect of annual lease payments plus $20.5 million in respect of the final balloon payment. Jefferies calculated the value of the EchoStar Option Consideration by multiplying the EchoStar Option Consideration of 30 million Common Shares by the closing price per Common Share ($4.64) on January 30, 2008, resulting in implied consideration of $139.2 million.

Jefferies then calculated the total purchase price for the 1.4 GHz Band Spectrum assuming that: (i) the CCTV Band Acquisition is completed for $139.2 million and EchoStar’s interest in the 1.4 GHz Band Spectrum is leased for $153.5 million in Band Lease Payments, for total consideration of $292.7 million, or $.13 per MHz POP, and (ii) the CCTV Band Acquisition is completed for $139.2 million and EchoStar’s interest in the 1.4 GHz Band Spectrum is acquired for $139.2 million in EchoStar Option Consideration, for total consideration of $278.4 million, or $.12 per MHz POP. For purposes of the following analyses, Jefferies assumed that the Company will pay the higher total consideration (i.e., that the CCTV Band Acquisition is completed for $139.2 million and that EchoStar’s interest in the 1.4 GHz Band Spectrum is leased for $153.5 million in Band Lease Payments, for total consideration of $292.7 million, or $.13 per MHz POP).

As described in more detail below, Jefferies compared the implied consideration of $.13 per MHz POP paid by the Company in the Transactions against (i) the implied consideration per MHz POP in selected comparable spectrum transactions, (ii) the ratio of total enterprise value of selected public companies in the mobile satellite system/ancillary terrestrial component (“MSS/ATC”) industry divided by MHz POP, (iii) the implied consideration per MHz POP in connection with the acquisition of the 1.4 GHz Band Spectrum in March 2007, (iv) the implied consideration per MHz POP in connection with the acquisition of the CCTV Band Interest in January 2008 and (v) the net present value of the 1.4 GHz Band Spectrum to the Company, on a per MHz POP basis, assuming the Company successfully implements the management’s business plans for the 1.4 GHz Band Spectrum.

Third Party Spectrum Transaction Analysis

Jefferies utilized precedent third party spectrum transaction analysis, a method of valuing a business relative to recent spectrum acquisition transactions. Jefferies analyzed three such transactions that have closed since September 2006 and one ongoing auction transaction. These transactions are summarized in the following table:

Date Closed	Transaction	Description	Purchase Price	$/ MHz POP
			(in millions)
N/A (1)	FCC 700 MHz Band (Auction 73)	U.S. National Spectrum Auction – weighted average price based on FCC-imposed minimum reserve price	$10,053	$0.57
October 2007	AT&T / Aloha Partners	AT&T purchase of U.S. 700 MHz Spectrum from Aloha Partners – negotiated transaction price	2,500	1.06
February 2007	Clearwire / AT&T	Clearwire purchase of 2.5 GHz Spectrum from AT&T – negotiated transaction price	300	0.18
September 2006	Advanced Wireless System Auction (Auction 66)	U.S. National Spectrum Auction – weighted average price based on winning bids by 104 bidders	13,700	0.54

(1)	Auction, commenced January 2008, is ongoing.

Mean	0.59
Median	0.55

Jefferies calculated the ratio of the purchase price paid in each such transaction by the MHz POP acquired in the transaction to determine the amount paid per MHz POP. Jefferies then compared these amounts to the amount paid by the Company per MHz POP in the Transactions.

The transactions utilized in the precedent third party spectrum transaction analysis are not identical to the Transactions. In evaluating the precedent transactions, Jefferies made judgments and assumptions with regard to industry performance; general business, economic, market, and financial conditions; and other matters, many of which are beyond the control of the Company. Mathematical analysis of precedent transactions (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Comparable MSS/ATC Public Company Analysis

Jefferies utilized comparable public company analysis, a method of valuing a business relative to publicly-traded companies with similar products or services, similar operating or financial characteristics, or servicing similar customer markets. Jefferies reviewed and compared certain stock trading data and financial data for certain publicly-traded companies holding an ownership interest in MSS/ATC operating businesses. These included the Company, ICO Global Communications (Holdings) Limited and Skyterra Communications, Inc.

Jefferies then calculated the ratio of the company’s TEV by the MHz POPs covered by each company’s spectrum as of January 30, 2008, as set forth in the table below. Jefferies then compared these amounts to the amount paid by the Company per MHz POP in the Transactions.

Company	TEV/ MHz POP
TerreStar Corporation	$0.23
ICO Global Communications (Holdings) Limited	$0.17
Skyterra Communications, Inc	$0.17

Mean	$0.19
Median	$0.17

Related Party Comparable Spectrum Transaction 1 – 1.4 GHz Spectrum (Auction 69)

Jefferies reviewed, as a related comparable spectrum acquisition transaction, the March 8, 2007 acquisition by Port and CCTV Wireless Inc. in Auction 69 of the 1.4 GHz Band Spectrum covering 2.3 billion MHz POPs, for aggregate consideration of $123.6 million, or $.05 per MHz POP. Jefferies then compared this amount to the amount paid by the Company per MHz POP in the Transactions. Jefferies noted that the purchase price per MHz POP in Auction 69 was less because the acquirers each only purchased a portion of the 1.4 GHz Band Spectrum which does not provide the same benefits and uses as ownership of the entire 1.4 GHz Band Spectrum.

Related Party Comparable Spectrum Transaction 2 – Harbinger’s Agreement to Acquire CCTV

Jefferies reviewed as a related comparable spectrum acquisition transaction Harbinger’s January 30, 2008 agreement to acquire an option to indefeasibly purchase all of the issued and outstanding equity of CCTV Wireless I, LLC, which then owned a 1.4 GHz spectrum covering 1.1 billion MHz POPs, for aggregate consideration of $212.5 million, or $0.19 per MHz POP. Jefferies then compared this amount to the amount paid by the Company per MHz POP in the Transactions.

Implied Net Present Value of 1.4 GHz Band Spectrum to Company

Jefferies utilized discounted cash flow analysis, which values a company or a business of a company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the terminal or residual value of the company or business at the end of the forecast period. Jefferies examined the value of the 1.4 GHz Band Spectrum, strictly from a financial perspective, to the Company under Company management’s proposed business plans for the 1.4 GHz Band Spectrum, assuming that the operating assumptions included in those plans are based on Company management’s best judgments. Jefferies examined the value of the 1.4 GHz Band Spectrum under each business plan based on projected free cash flow estimates, which were generated utilizing financial projections provided by the Company’s management during the period beginning on the anticipated launch date of each business plan (either the first quarter of 2009 or the first quarter of 2010, depending on the plan) and ending on a terminal date (2018, 2019 or 2020, depending on the plan). A range of terminal values for each plan’s terminal date was determined by ascribing perpetual growth rates, which ranged from 4.0% to 8.0%, to the projected free cash flow for the projection period for that plan. Jefferies selected its range of perpetual growth rates (4.0% - 8.0%) based on expected sustainable long-term cash flow growth, which Jefferies deemed most reasonable in light of the nature of the Company’s proposed business plan.

Jefferies calculated a discount rate of 20.5% using the Capital Asset Pricing Model, using the unlevered beta median for ICO Global Communications (Holdings) Limited and Skyterra Communications, Inc., calculated using the 2-year historical raw weekly data from Bloomberg information services, an assumed Company capital structure of 49.6% equity and 50.4% debt and adjusting for the approximate yield of the Company’s outstanding debt as of September 30, 2007 (16.0%). Based on the selected range of perpetual growth rates (4.0% - 8.0%) and discount rates (15.0% - 25.0%), Jefferies calculated the projected low, median and high value of the 1.4 GHz Band Spectrum to the Company under each business plan. Jefferies then summed the low, median and high projected values of each business plan to calculate aggregate low, median and high projected values of the 1.4 GHz Band Spectrum to the Company, assuming successful implementation of the proposed business plans. The resulting low, median and high projected values of the 1.4 GHz Band Spectrum to the Company were $533.4 million, $670.3 million and $856.2 million, or $0.23, $0.29 and $0.37 per MHz POP acquired in the Transactions, calculated using a discount rate of 20.0% and a terminal growth rate of 6.0%. Jefferies compared these values to the amount paid by the Company per MHz POP in the Transactions.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the value of the 1.4 GHz Band Spectrum to the Company in the future, or the Company’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Exchangeable Notes

Comparable Convertible Debt Securities Analysis

Because the Exchangeable Notes are convertible into Common Shares, Jefferies considered the EchoStar Exchangeable Notes Issuance and the Harbinger Exchangeable Notes Issuance (together, the “Exchangeable Note Issuances”) in connection with its fairness analysis. In analyzing the Exchangeable Note Issuances, Jefferies compared the terms of comparable issuances of debt securities convertible into equity securities with the terms of the Exchangeable Notes. This analysis was based on Jefferies’ review of: (i) 34 convertible debt securities issuances completed during 2007 and 2008 that were unrated by both Moody’s Investors Service and Standard & Poor’s Corporation, had a principal amount between $100 million and $650 million and involved companies with market capitalizations between $250 million and $1 billion, regardless of issuer industry and (ii) three convertible debt securities issuances by participants in industries relatively similar to the Company’s industry.

Non-Industry Specific Comparable Convertible Debt Securities

As part of its fairness analysis, Jefferies examined certain aspects of the Exchangeable Note Issuances in relation to the 34 non-industry specific comparable transactions, including: issuer common stock liquidity prior to issuance; issuer common stock volatility prior to issuance; conversion premium; interest rate payable, or coupon; issuer redemption limitations, or first hard call; issuer capital structure/leverage; maturity of securities; and issuer revenue generation prior to issuance, or operating history. The results of this examination are summarized in the following table and discussed below:

	100-Day Volatility At Issue	Conversion Premium	Coupon	3 Month Avg. Daily Trade Volume Prior to Issue	First Hard Call (years)	At Issue LTM Revenue	At Issue Leverage
Trimmed Mean (1)	36.18%	27.58%	3.422%	886,237	6	$829.7	4.8x
Low	19.75%	0.00%	0.750%	186,253	2	0.0	0.2x
High	124.30%	75.00%	9.000%	10,450,548	12	9,299.0	14.0x
TerreStar Corp.	66.02%	20.00%	6.500%	141,116	6.5	—	—

(1)	Trimmed mean is the mean, calculated to exclude the highest and the lowest of the 34 data points.

Jefferies examined volatility because volatility affects the pricing of convertible notes by impacting the likelihood of conversion and, therefore, the likelihood of issuance of the securities into which the notes are convertible. Increased volatility generally positively impacts the pricing of convertible securities. The average 100-day volatility of the stock of the issuers of the 34 comparable convertible issues was 36.2%. The 100-day volatility of the Common Shares was 66.0% as of January 29, 2008.

Jefferies also evaluated the three-month average daily trading volume prior to issue as a measure of the liquidity of the underlying common stock of the comparable convertible issues, and noted that lower trading volume tended to increase volatility. Jefferies noted that the Company’s three-month average daily trading volume prior to issue, 141,116 shares, was lower than that of any of the issuers of the comparable convertible securities and that the mean three-month average daily trading volume prior to issue for such issuers was 886,237 shares.

Conversion premium reflects the stock price at which a noteholder can exchange such note into equity of a company. A lower conversion premium generally positively impacts the pricing of convertible securities. The Company’s conversion premium of 20.0% was within the range of the comparable convertible issues.

The coupon for the Exchangeable Notes is 6.5%, compared to a mean coupon of 3.4% for the comparable convertible securities. Jefferies noted that although the Exchangeable Notes’ coupon is higher than most of the comparable convertible issues, the Company has the option to pay in-kind rather than pay in cash. Jefferies noted that this may benefit the Company in the future because it provides the Company greater flexibility with respect to managing its cash flow, but also creates risk for the investor.

The Exchangeable Notes have a non-call period. Non-call periods are the period in which an issuer’s ability to redeem convertible securities prior to maturity is prohibited; therefore, an extended non-call period enhances the “option” value of convertible securities. The non-call period for the Exchangeable Notes is six and a half years. The average non-call period for the comparable convertible securities was six years.

Most of the issuers of the comparable convertible securities had significant revenues for the one-year period preceding the issuance of the securities, with the average revenue of the issuers for that period at $829.7 million. The Company, however, currently has no revenue and does not expect to have revenue until the first quarter of 2009 . The lack of issuer revenue increases the risk of default on debt securities and may cause issuers to incur additional indebtedness.

The 34 transactions utilized in the precedent non-industry specific convertible securities analysis are not identical to the Exchangeable Notes. In evaluating the precedent transactions, Jefferies made judgments and assumptions with regard to industry performance; general business, economic, market, and financial conditions; and other matters, many of which are beyond the control of the Company. Comparability of precedent transactions is also limited due to the various industries involved, differences in issuer characteristics, ranking, and the amount of senior leverage. Mathematical analysis of precedent transactions (such as determining means) in isolation from other analyses is not an effective method of evaluating transactions.

Industry Specific Comparable Convertible Debt Securities

Jefferies reviewed three industry specific comparable transactions in comparison to the Exchangeable Notes Issuances. Jefferies selected these transactions based on the issuers’ participation in industries similar to the Company’s industry. The transactions are summarized in the following table:

	Exchangeable Notes Transaction	FiberTower Corporation	ICO North America	Inmarsat Plc
Coupon	6.5%	9.0%	7.5%	1.75%
Amount	$150 million	$402.5 million	$650 million	$287.7 million
Market Cap	$418 million	$266 million	$452 million	$4.3 billion
Security	Exchangeable Senior Notes	Convertible Senior Secured Notes	Convertible Senior Secured Notes	Convertible Euro- Dollar Bonds
Change of Control Call	111.0%	101.0%	107.5%	100.0%
Conversion Premium	20.0%	15.0%	—	32.5%
Call Protection	6.5 years	4 years	4 years	7 years
PIK vs. Cash	PIK option for 4 years	Cash	PIK option after 2 years	Cash
Liquidity	Low	Below Average	Average	High
Volatility	High	High	High	Average
Senior Debt Level	High	None / Low	None /Low	High

Certain Other Features of the Exchangeable Notes Affecting Pricing

Jefferies observed that several features of the Exchangeable Notes are unusual for convertible debt securities, and that in the U.S. debt markets such unusual features generally have had a negative impact to the issuer on pricing. These features include a payment in-kind coupon rather than a cash coupon, the minimal ability to hedge (which affects certain investors’ ability to mitigate risk and therefore generally negatively impacts pricing), illiquidity, the Company’s pre-existing senior debt, and the fact that the Company is a newly public company that, at the time of issuance, had no revenue. Jefferies consulted its Convertible Securities Group and High Yield Capital Markets Group to evaluate the marketability of the Exchangeable Notes.

Conclusion

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at the Opinion, Jefferies considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying the Opinion. In performing its analyses, Jefferies made judgments and assumptions with regard to industry performance; general business, economic, market, and financial conditions; and other matters, many of which are beyond the control of the Company. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Jefferies did not recommend any specific consideration to the Company’s Board of Directors or that any specific consideration constituted the only appropriate consideration with respect to the Transactions.

Miscellaneous

Jefferies has, in the past, provided financial advisory and financing services to the Company unrelated to the Transactions and may continue to do so. Jefferies has received, and may receive, fees for the rendering of such services. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to the Company, Parent, or entities that are affiliated with the Company or Parent, for which Jefferies would expect to receive compensation.

Jefferies was engaged by the Company’s Board of Directors to deliver the Opinion, and Jefferies was paid a fee upon delivery of the Opinion. Jefferies will be reimbursed for expenses incurred. The Company has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. We paid Jefferies a fee of $1 million for rendering its Opinion.

Jefferies maintains a market in the securities of the Company, and in the ordinary course of its business, Jefferies and its affiliates may trade or hold securities of the Company and/or its respective affiliates for its own account and the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

VOTE REQUIRED; MANNER OF APPROVAL

Amending the Certificate of Incorporation under the DGCL requires the affirmative vote of the holders of a majority in voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, as well as the approval of any class or classes or series of stock required under the Certificate of Incorporation. Section 242(a) of the DGCL permits a corporation to amend its certificate of incorporation from time to time.

The Common Shares are listed on the Nasdaq Global Market. Nasdaq Marketplace Rule 4350 generally provides that stockholder approval is required in connection with the issuance of securities that could result in a “change of control” or the sale, issuance or potential issuance by a listed company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. To ensure compliance with Nasdaq Marketplace Rule 4350, the Company sought stockholder approval of the issuances of Common Shares and Junior Preferred Shares (and Common Shares issuable upon conversion of such Junior Preferred Shares) pursuant to the Exchangeable Notes Indenture upon exchange of the Exchangeable Notes and the issuances of Common Shares and Junior Preferred Shares (and Common Shares issuable upon conversion of such Junior Preferred Shares) issuable in connection with the Spectrum Agreements.

Section 228 of the DGCL provides in substance that, unless the Company’s Certificate of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding voting stock holding not less than a minimum number of votes that would be necessary to approve such action at a stockholders meeting at which all shares entitled to vote thereon were present and voted. Under the applicable provisions of the DGCL, this action is effective when written consents from holders of record of shares of the outstanding stock having the minimum number of votes necessary to authorize the action are executed and delivered to the Company.

In accordance with the DGCL and as stated above, the Amendment has been approved by at least a majority in voting power of the holders of the outstanding Common Shares as well as the holder of the Series C Preferred Stock of the Company and the holder of the Series D Preferred Stock of the Company, in each case acting by written consent. These classes are the only classes of securities of the Company entitled to vote upon the adoption of the Amendment. As a result, no further vote, consent or proxy is required by the stockholders of the Company to approve the adoption of the Amendment.

In accordance with the DGCL and the Nasdaq Marketplace Rules, the issuances of Common Shares and Junior Preferred Shares (and Common Shares issuable upon conversion of such Junior Preferred Shares) pursuant to the Exchangeable Notes Indenture upon exchange of the Exchangeable Notes and the issuances of Common Shares and Junior Preferred Shares (and Common Shares issuable upon conversion of such Junior Preferred Shares) issuable in connection with the Spectrum Agreements have been approved by a majority in voting power of the outstanding Common Shares as well as the holder of the Series C Preferred Stock of the Company and the holder of the Series D Preferred Stock of the Company, in each case acting by written consent. These classes are the only classes of securities of the Company entitled to vote upon the issuances. As a result, no further vote, consent or proxy is required by the stockholders of the Company to approve such issuances.

A copy of the form of the written consent of the consenting common shareholders is attached as Annex A hereto.

As of February 7, 2008, there were 88,859,606 million Common Shares outstanding. Based on 88,859,606 Common Shares issued and outstanding on February 7, 2008, the aggregate percentage of beneficial ownership of the Common Shares held by the consenting stockholders is 53.4%.

EFFECTIVE DATE OF AMENDMENT

Under Rule 14c-2 promulgated under the Exchange Act, the amendment of the Certificate of Incorporation will not take effect until 20 calendar days after this Information Statement is first mailed or transmitted to the Company’s stockholders. We will file the Amendment with the Secretary of State of the State of Delaware promptly following such 20 calendar-day period.

PURPOSE AND EFFECT OF THE STOCKHOLDER ACTIONS

As of February 7, 2008, there were 88,859,606 Common Shares issued and outstanding, leaving approximately 111,140,394 Common Shares available for future issuance by the Board of Directors without further action by the stockholders, subject to applicable law. As of such date, there were approximately 115,000,000 Common Shares reserved by the Board of Directors for issuances relating to existing commitments of the Company, including 90 million Common Shares in connection with the Company’s commitments under the Spectrum Agreements and the Exchangeable Notes Indenture. The par value of our Common Shares will remain $0.01 per share. The terms of the additional Common Shares will be identical to those of the currently outstanding Common Shares. The Amendment will not alter the current number of issued Common Shares. The relative rights and limitations of the Common Shares would remain unchanged under the Amendment. The Amendment will not increase the number of preferred shares issuable under the Certificate of Incorporation.

The increase in authorized shares will permit the Company to fulfill its obligations under the Spectrum Agreements and the Exchangeable Notes Indenture. In addition, the increase in authorized shares will provide the Company greater flexibility with respect to the Company’s capital structure for such purposes as the Board of Directors determines in its discretion, including future financings or acquisitions.

The issuance of any additional Common Shares could have the effect of diluting the equity interests of existing stockholders. Such dilution may be substantial, depending upon the amount of shares issued.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners and Management

The table below contains information regarding the beneficial ownership of the Company’s Common Shares as of February 7, 2008, by:

•	each person known to us to own beneficially five percent or more of the Company’s Common Shares,

•	each director of the Company,

•	each executive officer, and

•	all directors and executive officers as a group.

As used throughout this Information Statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). In addition, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, “beneficial ownership” includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same securities.

Each of the stockholders named in this table has sole voting and investment power with respect to the Common Shares shown as “beneficially owned.” The percentage ownership of each stockholder is calculated based on 88,859,606 Common Shares on February 7, 2008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Executive Officers
Robert Brumley(1)	200,250	*
Neil Hazard(1)	178,000	*
Jeffrey Epstein(1)	26,700	*
Michael Reedy(1)	133,500	*
Dennis Matheson(1)	133,500	*
Doug Sobieski(2)	134,500	*
David Andonian, Director(3)	36,000	*
William Freeman, Director(1)	35,600	*
David Rayner, Director	—	—
Jacques Leduc, Director(3)	36,000	*
Eugene Davis, Director	—	—
David Meltzer, Director(4)	31,000	*
Dean Olmstead, Director	—	—
Current Directors and Officers as a Group (13 persons)	945,050	1.1
Other 5% Stockholders
Harbert Management Corporation(5)	75,483,533	42.9
EchoStar Corporation(6)	38,970,000	22.2
Solus Alternative Asset Management LP(7)	10,761,500	6.1
Intrepid Capital Advisors(8)	5,813,845	6.5
Tudor Investment Corporation(9)	5,687,814	6.4
Goldman Sachs(10)	4,608,469	5.2
BCE, Inc.(11)	4,531,213	5.1

*	Less than 1%.

(1)	Share ownership reflects options to purchase Common Shares exercisable within 60 days of the date hereof.

(2)	Share ownership includes 1,000 Common Shares and 133,500 options to purchase Common Shares exercisable within 60 days of the date hereof.

(3)	Includes 12,000 shares of vested restricted Common Shares, 18,000 non-vested restricted Common Shares and 6,000 options to purchase Common Shares. The non-vested restricted Common Shares are subject to repurchase by the Company in the event of termination of service.

(4)	Includes 10,000 vested restricted Common Shares, 15,000 non-vested restricted Common Shares and 6,000 options to purchase Common Shares. The non-vested restricted Common Shares are subject to repurchase by the Company in the event of termination of service.

(5)

Funds Affiliated with Harbert Management Corporation. Assumes conversion of $50,000,000 of Exchangeable Notes into 358,800 Series E Junior Preferred Shares, which are convertible into 8,970,000 Common Shares at the current exchange rate of 25:1. Also assumes conversion of 1,200,000 Series E Junior Preferred Shares into 30,000,000 Common Shares pursuant to the Harbinger Spectrum Agreement. Pursuant to a Schedule 13D/A dated February 7, 2008, as filed with the Commission, Harbert Management Corporation reported that as of February 5, 2008, it had shared voting and dispositive power over 40,921,029 Common Shares, including 1,886 shares issuable upon exercise of warrants and 4,405,170 shares issuable upon conversion of shares of Series B Preferred Stock. Each of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C. and HMC Investors, L.L.C. reported shared voting and dispositive power over 29,909,389 Common Shares; Harbinger Capital Partners Offshore Manager, L.L.C. and HMC Investors, L.L.C. each specifically disclaimed beneficial ownership in such shares except to the extent of its pecuniary interest therein. Each of Harbinger Capital Partners Special Situations Fund, L.P.,

Harbinger Capital Partners Special Situations GP, LLC and HMC—New York, Inc. reported shared voting and dispositive power over 11,011,640 Common Shares; each specifically disclaimed beneficial ownership in such shares except to the extent of its pecuniary interest therein. Philip Falcone, Raymond J. Harbert and Michael D. Luce reported shared voting and dispositive power over 40,921,029 Common Shares; each specifically disclaimed beneficial ownership in such shares except to the extent of his pecuniary interest therein. The mailing address of Harbert Management Corporation is One Riverchase Parkway South, Birmingham, Alabama 35244.

(6)	Assumes conversion of $50,000,000 of Exchangeable Notes into 8,970,000 Common Shares. Also assumes that the Company exercises its option to purchase the 1.4 GHz Band Spectrum from EchoStar in exchange for 30,000,000 Common Shares.

(7)	Solus Alternative Asset Management LP. Assumes conversion of $22,500,000 of Exchangeable Notes into 4,036,500 Common Shares. Pursuant to a Schedule 13G/A filed on February 14, 2008, as filed with the Commission, Solus Alternative Asset Management LP reported that as of December 31, 2007 its share ownership includes 6,725,000 Common Shares and 1,860,000 Common Shares issuable upon conversion of shares of Series B Preferred Stock.

(8)	Funds affiliated with Intrepid Capital Advisors LLC and Intrepid Fund Management LLC. Pursuant to a Schedule 13G/A filed on February 14, 2008, as filed with the Commission, as of December 31, 2007 Intrepid Capital Advisors, as the general partner of Intrepid Capital Fund (QP), L.P., and Bluenose Capital Fund (QP), L.P beneficially owned 2,265,131 Common Shares. Additionally, Intrepid Fund Management, LLC, the investment manager of Intrepid Capital Fund (Offshore) Ltd., Intrepid Enhanced Alpha Master Fund, Ltd., and Bluenose Capital Fund (Offshore) Ltd beneficially owned 3,548,714 Common Shares. Steven Shapiro, individually, as Manager of Intrepid Capital Advisors, LLC, and Intrepid Fund Management LLC beneficially owns 5,813,845 Common Shares.

(9)	Funds Affiliated with Tudor Investment Corporation. Pursuant to a Schedule 13G/A dated February 13, 2008, as filed with the Commission, Tudor Investment Corporation reported that as of December 31, 2007, it had shared voting and dispositive power over 5,687,814 Common Shares. The Common Shares reported herein as beneficially owned are owned directly by TPT (404,524 shares), Altar Rock (43,305 shares), Raptor Portfolio (4,242,095 shares) and BVI Portfolio (997,890 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and BVI Portfolio, TIC may be deemed beneficially to own the Common Shares owned by each of Raptor Portfolio and BVI Portfolio. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the Common Shares deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the Common Shares reported herein, Mr. Pallotta may be deemed to beneficially own the Common Shares deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership. The Common Shares reported herein as beneficially owned by Mr. Pallotta are owned directly by Mr. Pallotta (450,000 shares) and Mr. Pallotta’s spouse (3,640 shares). Mr. Pallotta expressly disclaims beneficial ownership of any shares not directly owned by him. The mailing address of Tudor Investment Corporation is 1275 King Street, Greenwich, Connecticut 06831.

(10)

Funds affiliated with Goldman Sachs. Pursuant to a Schedule 13G filed on February 11, 2008, as filed with the Commission, 4,608,469 Common Shares were beneficially owned by Global Securities Services, a separate business unit within and across Goldman, Sachs & Co. and Goldman Sachs International, each of which is a direct or indirect subsidiary of The Goldman Sachs Group, Inc. (“GSS”), resulting from GSS holding title to such securities as a secured creditor under a transfer of title financial collateral arrangement under English Law. This filing did not reflect securities, if any, beneficially owned by any other separate business units of Goldman, Sachs & Co, Goldman Sachs International and/or GSS whose ownership is disaggregated from that of GSS in accordance with the Release. GSS disclaims beneficial ownership of any securities beneficially owned by any client accounts with respect to which GSS or its employees have voting or investment discretion, or both.

(11)	BCE, Inc. Pursuant to a Schedule 13D/A dated March 7, 2007, as filed with the Commission, BCE, Inc. reported that as of March 7, 2007, it had sole voting and dispositive power over 4,531,213 Common Shares, and that its mailing address is 1000, rue de la Gauchetiere Ouest, Bureau 3700, Montreal, Quebec H3B 4Y7, Canada.

The address for all officers and directors is c/o TerreStar Corporation, 12010 Sunset Hills Road, 9th Floor, Reston, Virginia 20190.

DISSENTERS’ RIGHTS OF APPRAISAL

No dissenters’ or appraisal rights of our stockholders under the DGCL arise as a result of the approval of the increase in the authorized number of Common Shares or Junior Preferred Shares, the approval of the Amendment or the approval of the issuances of Common Shares and Junior Preferred Shares described in this Information Statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. We hereby undertake promptly to deliver, upon written or oral request, a separate copy of this Information Statement to a security holder at a shared address to which a single copy of the Information Statement was delivered. In order to request additional copies of this Information Statement (or information statements, annual or quarterly reports in the future) or to request delivery of a single copy of this Information Statement (or information statements, annual or quarterly reports in the future) if you are receiving multiple copies, please contact us at the address or telephone number found under the caption “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You can read and copy any materials that the Company files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s public reference room by calling the Commission at 1-202-942-8088. The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Copies of this Information Statement, the Company’s most recent annual report filed with the Commission on Form 10-K and the Company’s most recent proxy statement filed with the Commission are available to stockholders at no charge upon request directed as follows:

TerreStar Corporation

12010 Sunset Hills Road, 9th Floor

Reston, VA 20190

Telephone: (703) 483-7800

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Information Statement the information we file with them, which means that we can disclose important information to you by referring to our filed SEC documents. The information incorporated by reference is considered to be part of this Information Statement. Information we file with the SEC after the date of this document will update and supersede the information in this Information Statement. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Current Reports on Form 8-K dated February 21, 2008, February 12, 2008, February 8, 2008, February 7, 2008, February 5, 2008, January 22, 2008 and January 4, 2008.

You may request a copy of these filings, if any, at no cost, by writing or telephoning us at the address and number found above under the caption “Where You Can Find More Information.”

NO SOLICITATION OF PROXIES

This Information Statement is furnished to stockholders pursuant to the requirements of Section 14(c) under the Exchange Act to report actions taken by written consent of the holders of a majority of the Common Shares. No action is required on the part of any other stockholder, and no proxy is being solicited. The cost of this Information Statement will be borne by the Company.

Annex A

FORM OF WRITTEN CONSENT IN LIEU OF

A SPECIAL MEETING OF

THE STOCKHOLDERS

OF

TERRESTAR CORPORATION

The undersigned holder(s) of capital stock (the “Stockholders”) of TerreStar Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), acting by written consent in lieu of a Special Meeting of the Stockholders pursuant to Section 228 of the Delaware General Corporation Law, do(es) hereby adopt and irrevocably consent(s) to the adoption of the following resolutions with the same force and effect as though adopted at a meeting duly called and held:

WHEREAS, TerreStar Networks Inc., a wholly-owned subsidiary of the Corporation (“TerreStar Networks”), desires to issue and sell $150 million in initial aggregate principal amount of its 6.5% Senior Exchangeable PIK Notes due 2014 (the “Exchangeable Notes”) pursuant to an indenture (the “Exchangeable Notes Indenture”) among the TerreStar Networks, the Corporation, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, such Exchangeable Notes being exchangeable, subject to Stockholder approval, into shares of common stock of the Corporation, par value $0.01 per share (“Common Shares”) or Series E Junior Participating Preferred Stock of the Corporation, par value $0.01 per share (“Junior Preferred”) (which in turn is convertible into Common Shares);

WHEREAS, the Board of Directors of the Corporation (the “Board”) has adopted resolutions approving the Exchangeable Notes Indenture and the issuance of Common Shares and Junior Preferred (and Common Shares issuable upon conversion of such Junior Preferred) upon exchange of the Exchangeable Notes, subject to approval of the Stockholders;

WHEREAS, the Board has adopted resolutions approving: (a) the spectrum agreement (the “EchoStar Spectrum Agreement”) by and among TerreStar Networks, the Corporation and EchoStar Corporation, pursuant to which the Corporation may issue to EchoStar 30,000,000 Common Shares; and (b) the spectrum contribution agreement (the “Harbinger Spectrum Agreement” and, collectively with the EchoStar Spectrum Agreement, the “Spectrum Agreements”) by and among TerreStar Networks, the Corporation, Harbinger Capital Partners Master Fund I, LTD and Harbinger Capital Partners Special Situations Fund, L.P., pursuant to which the Corporation may issue 1,200,000 shares of Junior Preferred (convertible into 30,000,000 Common Shares);

WHEREAS, the Board has adopted resolutions approving and declaring the advisability of an amendment of the Corporation’s Restated Certificate of Incorporation, as heretofore amended and supplemented (the “Certificate”), for the purpose of increasing the total number of authorized Common Shares from Two Hundred Million (200,000,000) to Two Hundred Forty Million (240,000,000);

WHEREAS, the Board has declared it advisable and in the best interests of the Corporation and the Stockholders, and has recommended to the Stockholders, that the Stockholders approve: (a) the issuance of Common Shares and Junior Preferred (and Common Shares issuable upon conversion of such Junior Preferred) issuable in connection with the Spectrum Agreements and issuable upon exchange of the Exchangeable Notes and (ii) the amendment to the Certificate to increase the number of Common Shares authorized.

Annex A-1

Approval of the Issuances of Corporation Stock

NOW, THEREFORE, BE IT RESOLVED, that the issuances of Common Shares and Junior Preferred (and Common Shares issuable upon conversion of such Junior Preferred) pursuant to the Exchangeable Notes Indenture upon exchange of the Exchangeable Notes, and the transactions contemplated thereunder, are hereby approved and authorized;

RESOLVED FURTHER, that the issuances of Common Shares and Junior Preferred (and Common Shares issuable upon conversion of such Junior Preferred) issuable in connection with the Spectrum Agreements, and the transactions contemplated thereunder, are hereby approved and authorized.

Amendment of the Certificate of Incorporation

NOW, THEREFORE, BE IT RESOLVED, that Article 4.1 of the Certificate be deleted and replaced with the following (the “Amendment”):

“The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Hundred Forty Five million (245,000,000), of which Two Hundred Forty Million (240,000,000) of such shares shall be Common Stock having a par value of $0.01 per share (“Common Stock”), and Five Million (5,000,000) of such shares shall be Preferred Stock having a par value of $0.01 per share (“Preferred Stock”).”

General Authority

RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to execute, deliver, record and/or file any and all additional documents and instruments, including, without limitation, as may be required by any governmental or other regulatory agencies, and to do all other acts as may be necessary to effectuate the Amendment;

RESOLVED FURTHER, that any specific resolutions that may be required to have been adopted by the Stockholders in connection with the transactions contemplated by the foregoing resolutions be, and the same hereby are, adopted, and that each appropriate officer of the Corporation be, and hereby is, authorized in the name and on behalf of the Corporation to certify as to the adoption of any and all such resolutions;

RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to execute and deliver, or to cause to be executed and delivered, all such other agreements, instruments, certificates and documents, to do or cause to be done all such further acts and things, and to pay or cause to be paid all necessary fees and expenses (including, without limitation, legal, financial advisory and auditors’ fees and expenses), as they or any of them may deem necessary or advisable in connection with the transactions contemplated by the Exchangeable Notes Indenture and the Spectrum Agreements (and the issuance of Common Shares thereunder) and by the Amendment or to effectuate the purpose and intent of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by such officer; and

RESOLVED FURTHER, that any and all action heretofore taken by any officer or director of the Corporation in connection with the documents and transactions referred to in or contemplated by the foregoing resolutions are hereby ratified, approved and confirmed.

Annex A-2

IN WITNESS WHEREOF, the undersigned stockholder(s) waives notice of the time, place and purpose of the Special Meeting of the Stockholders and adopts the foregoing resolutions by execution of this Written Consent. The undersigned stockholder(s) also acknowledges and agrees that EchoStar Corporation, Harbinger Capital Partners Master Fund I, LTD and Harbinger Capital Partners Special Situations Fund, L.P., as parties to the Spectrum Agreements and purchasers of the Exchangeable Notes, are intended beneficiaries hereof.

APPROVED:

Name:	Date:
Title:

[Exhibits to Form of Written Consent Omitted]

Annex A-3

Annex B

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

TERRESTAR CORPORATION

TERRESTAR CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Corporation was originally incorporated under the name “American Mobile Satellite Consortium, Inc.” pursuant to the General Corporation Law of the State of Delaware on May 3, 1988;

SECOND: That the present name of the Corporation is TerreStar Corporation;

THIRD: That the Board of Directors duly adopted resolutions proposing to amend the Restated Certificate of Incorporation (the “Certificate”) of the Corporation as set forth below, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor; and

FOURTH: That the following amendment to the Certificate was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the required vote of the stockholders of the Corporation pursuant to a written consent of the stockholders of the Corporation:

Section 4.1 of Article 4 of the Certificate is hereby amended in its entirety to read as follows:

4.1 Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is Two Hundred Forty Five Million (245,000,000), of which Two Hundred Forty Million (240,000,000) of such shares shall be Common Stock having a par value of $.01 per share (“Common Stock”), and Five Million (5,000,000) of such shares shall be Preferred Stock having a par value of $.01 per share (“Preferred Stock”).

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment of the Restated Certificate of Incorporation as of February     , 2008.

TERRESTAR CORPORATION

By:
Jeffrey W. Epstein
General Counsel and Secretary

Annex B-1

Annex C

OPINION OF JEFFERIES & COMPANY, INC.

February 3, 2008

The Board of Directors

TerreStar Corporation

One Discovery Square

12010 Sunset Hills Road

Reston, Virginia 20910

Re:	TerreStar Corporation – Band Acquisition

Members of the Board:

We understand that Harbinger Capital Partners, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, “Harbinger”), TerreStar Corporation, a Delaware corporation (the “Company”), TerreStar Networks, Inc., a Delaware corporation and a subsidiary of the Company (“TerreStar Networks”), CCTV Wireless, Inc., a Delaware corporation (“CCTV”), and EchoStar Corporation, a Nevada corporation (“EchoStar”), propose to enter into the following transactions (collectively, the “Transactions”), on the terms and conditions set forth in the applicable Transaction agreements listed on Annex A attached hereto (the “Agreements”): (i) the issuance (A) by TerreStar Networks to EchoStar of between $50 and $75 million of 6.5% Senior Exchangeable PIK Notes (the “Exchangeable Notes”) and (B) by the Company to EchoStar of 1 share of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”); (ii) the issuance (A) by TerreStar Networks to Harbinger of between $50 and $75 million of Exchangeable Notes and (B) by the Company to Harbinger of 1 share of the Company’s Series D Preferred Stock (the “Series D Preferred Stock” and together with the Series C Preferred Stock, the “Company Senior Preferred Stock”); (iii) the Company’s acquisition of CCTV’s rights and interest (the “CCTV Band Interest”) in a 1.4 GHz band (the “Band”) and CCTV’s delivery to the Company of the Nationwide Spectrum License (as defined in Annex A attached hereto) in exchange for the issuance to CCTV of 30,000,000 shares of the Company’s junior participating convertible preferred stock (the “Company Junior Preferred Stock”); and (iv) the Company’s acquisition of an ownership interest in a joint venture entity (the “JV Entity”) to which EchoStar will contribute all of its rights and interests in the Band in exchange for (A) the issuance by the JV Entity to EchoStar of a convertible preferred interest in the JV Entity equal to the market value of 30,000,000 shares of the Company’s Common Stock at the time of formation of the JV Entity and (B) the Company’s entry into an operating lease pursuant to which the Company would lease the Band from the JV Entity (the “Band Lease”). The terms and conditions of the Transactions are more fully set forth in the applicable Agreements.

You have asked for our opinion as to whether the Transactions are fair, from a financial point of view, to the Company.

Annex C-1

In arriving at our opinion, we have, among other things:

(i)	reviewed drafts of the Agreements, dated as of the dates set forth on Annex A attached hereto;

(ii)	reviewed a draft of the Certificate of Designations for the Company Junior Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock;

(iii)	reviewed certain publicly available financial and other information about the Company;

(iv)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analysis, relating to the business, operations and prospects of the Company;

(v)	held discussions with members of senior management of the Company concerning the matters described in clauses (iii) and (iv) above;

(vi)	reviewed the financial performance of the Company and compared such performance with that of certain publicly traded companies that we deemed relevant;

(vii)	compared the proposed financial terms of the Transactions with the financial terms, to the extent available, of certain other transactions that we deemed relevant; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

With respect to the Transactions, the phrase “fair, from a financial point of view, to the Company” means that, as of the date hereof the material terms of the Exchangeable Notes and the Company Senior Preferred Stock, including, without limitation, the exchange ratio for Company Common Stock and the Assumptions (as defined below), could reasonably be expected to be no less favorable to the Company than those terms that would have been obtained in a comparable transaction in arm’s-length dealings by the Company with a person or entity who is not an affiliate.

Our opinions expressed herein necessarily reflect the current state of the debt capital markets, and the scarcity of transactions similar to the Transactions. Accordingly, comparing the Transactions to similar transactions for similar companies is not practicable. Therefore, our opinion is based on our experience as an underwriter of debt financings in the capital markets over an extended period of time, and is based, in large part, on our informed judgment as to the matters set forth herein. In addition, the term “comparable transaction in arm’s length dealings” (in the preceding paragraph) refers to a transaction in which such non-affiliated party has no other business dealings with the Company that could alter its economic incentive with respect to the Transactions.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the representations and warranties set forth in the Agreements (and we have assumed that such representations and warranties are true and correct in all respects) and the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company to us or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

Annex C-2

All assumptions made in this opinion, including those referred to below, are referred to as the “Assumptions.”

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreements to the Company and its stockholders. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transactions in any way meaningful to our analysis. In addition, we have assumed that the Company and the JV Entity will enter into the Band Lease within the time provided for in Section 2.03 of the EchoStar Contribution Agreement (as defined in Annex A attached hereto) and that the final form of the Band Lease will be on terms not less favorable to the Company than the draft Band Lease reviewed by us. We have assumed that the final forms of the Agreements will not contain any terms less favorable to the Company than the drafts reviewed by us, which drafts are identified on Annex A.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Transactions, and our opinion does not address the relative merits of the transactions contemplated by the Agreements as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Transactions or, except as expressly set forth herein, the terms of the Agreements or the documents referred to therein. In addition, we were not requested to and did not provide advice concerning the structure or any other aspects of the Transactions, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any parties with respect to the Transactions or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transactions and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might result in consideration more favorable to the Company than that contemplated by the applicable Agreements.

Our opinion does not constitute a recommendation to any holder of securities of the Company in respect of the Transactions or a recommendation to any holder of securities of the Company as to how such holder should vote on the Spectrum Contribution or any matter related thereto. In addition, you have

Annex C-3

not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. This opinion has been authorized by the Fairness Opinion Committee of Jefferies & Company, Inc.

We have been engaged by the Company to deliver this opinion and will receive a fee for our services. We also will be reimbursed for expenses incurred. the Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company or entities that are affiliated with the Company, including TerreStar Networks, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transactions are fair, from a financial point of view, to the Company.

Very truly yours,

JEFFERIES & COMPANY, INC.

Annex C-4

Annex A to Annex C

The Agreements

1. Final draft form of Master Investment Agreement, by and among TerreStar Parent, TerreStar Networks and EchoStar, related to the Exchangeable Notes and the Secured PIK Notes (the “EchoStar Master Investment Agreement”).

2. Final draft form of Master Investment Agreement, by and among TerreStar Parent, TerreStar Networks and Harbinger, related to the Exchangeable Notes (the “Harbinger Master Investment Agreement” and together with the EchoStar Master Investment Agreement, the “Master Investment Agreements”).

3. Final draft form of Right of First Offer Agreement, among TerreStar Parent, TerreStar Networks and EchoStar, to be delivered as an inducement to EchoStar to enter into the EchoStar Master Investment Agreement.

4. Final draft form of Registration Rights Agreement, among TerreStar Parent, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and EchoStar, to be delivered as an inducement to Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and EchoStar to enter into the Master Investment Agreements.

5. Final draft form of Indenture, among TerreStar Networks, as issuer, and TerreStar Parent, TerreStar National Services, Inc. and TerreStar License Inc., as guarantors, and U.S. Bank National Association, as trustee, related to the Exchangeable Notes.

6. Final draft form of First Supplemental Indenture, among TerreStar Networks, as issuer, and TerreStar Networks Holdings (Canada) Inc., TerreStar Networks (Canada), Inc., TerreStar National Services, Inc. and TerreStar License Inc., as guarantors, and U.S. Bank National Association, as trustee, related to the Secured PIK Notes.

7. Final draft form of Second Supplemental Indenture, among TerreStar Networks, as issuer, and TerreStar Networks Holdings (Canada) Inc., TerreStar Networks (Canada) Inc., TerreStar National Services, Inc. and TerreStar License Inc., as guarantors, and U.S. Bank National Association, as trustee, related to the Secured PIK Notes.

8. Final draft form of Spectrum Contribution Agreement, among TerreStar Parent, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P.

9. Final draft form of Spectrum Agreement, among TerreStar Parent, TerreStar Networks and EchoStar.

10. Final draft form of Spectrum Lease Agreement, among TerreStar Parent, TerreStar Networks, EchoStar and Port L.L.C.

11. Final draft form of Certificate of Designations of Series E Junior Participating Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of TerreStar Corporation, executed by an officer of TerreStar Parent, related to the Director Nomination Rights and Fundamental Corporate Transaction Approval Rights.

12. Final draft form of Amended and Restated Operating Agreement of Port L.L.C., among Port Inc. and TerreStar Parent.

Annex C-5

Annex D

FRIEDMAN LLP

ACCOUNTANTS AND ADVISORS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of TerreStar Corporation:

We have audited the accompanying consolidated balance sheets of TerreStar Corporation (formerly Motient Corporation) and subsidiaries, as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial .statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our’ audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TerreStar Corporation and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity ‘With U. S. generally accepted accounting :principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

As discussed, in Note 3 to the consolidated financial statements, TerreStar Corporation and subsidiaries has restated previously issued consolidated financial statements as of December 31, 2006 and for the year ended December 31, 2006.

As discussed in Notes 2 and 11 to the consolidated financial statements, TerreStar Corporation and subsidiaries changed its method of accounting for stock-based compensation during the year ended December 31, 2006 as a result of adopting Statement of Financial Accounting Standard No. 123(R), Share Based Payment.

Annex D-1

We also have audited, in accordance with the standards of the·. Public Company Accounting Oversight Board (United States), the effectiveness of Terre Star Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated. March 31, 2008 expressed an adverse opinion on the effectiveness of internal control over financial reporting.

East Hanover, New Jersey
March 31; 2008

Annex D-2